EXHIBIT 99.1

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Westlake Chemical Partners Appoints Lisa Friel to Board of Directors

HOUSTON, April 27, 2023 – Westlake Chemical Partners (NYSE: WLKP) today announced that Ms. Lisa A. Friel has been appointed to the board of directors of its general partner, Westlake Chemical Partners GP LLC. She will replace Ms. Angela A. Minas, who previously informed the company that she would resign from the board effective upon the appointment of her successor.

Ms. Friel was the Managing Partner of Ernst & Young LLP’s San Antonio, Texas office from July 2012 until her retirement in September 2020. Ms. Friel began her career with Ernst & Young LLP in 1988. She is currently the Chair of the Board of Directors for the United Way of San Antonio. Ms. Friel holds a bachelor’s of science degree in Accounting and Business Administration from the University of Kansas and is a Certified Public Accountant.

“We are extremely grateful to Angela for her service on our board. We wish her the best in her future endeavors,” stated James Chao, Chairman of Westlake Chemical Partners GP LLC. “We are very pleased that Lisa Friel has been appointed to our board. We know that her business and accounting experience will add considerable value to the partnership.”

About Westlake Chemical Partners:

Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

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